                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------


            NAME                           STATE OF ORGANIZATION
            ----                           ---------------------

1. Krystal Aviation Co.                           Tennessee

2. Krystal Aviation Management Co.                Tennessee